UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

StarTek, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

85569C107

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85569C107

1.	Names of Reporting Persons Steven D. Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 240,100(1)(2)
	6.	Shared Voting Power 1,774,521(1)(3)
	7.	Sole Dispositive Power 240,100(1)(2)
	8.	Shared Dispositive Power 1,976,771(1)(4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,216,871(1)(2)(4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.0%(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

This number includes shares held by (a) The Lebowitz Family Stock, LLC, a limited liability company of which Steven D. Lebowitz is the sole manager, and (b) Lebowitz RCT, L.P., a limited partnership whose general partner’s (Lebowitz RCT, Inc.) sole director is Steven D. Lebowitz.

(3)

This number includes shares held by (a) Deborah P. Lebowitz, (b) The Steven & Deborah Lebowitz Foundation (the “Foundation”), a trust over which Steven D. Lebowitz serves as a co-trustee and (c) the Lebowitz Family Trust – 1986, dated October 7, 1986, as amended (the “LF Trust”), a trust over which Steven D. Lebowitz serves as a co-trustee.

(4)

This number includes shares held by (a) Deborah P. Lebowitz, (b) the Foundation, (c) the LF Trust, (d) David Lebowitz and Amanda Lebowitz (jointly), (e) Lauren Lebowitz Salem, (f) Robert Lebowitz, (g) Kathryn Lebowitz Silverberg, (h) the A&A Lebowitz Trust (the “AA Trust”), (i) Leonard S. Pearlstein, (j) The Leonard and Susan Pearlstein Trust Dated September 1, 1983 (the “LSP Trust”) and (k) The Leonard and Susan Pearlstein Community Property Trust (the “LSP CP Trust”).

(5)

As of the date of this filing, based on 37,060,558 shares of common stock of StarTek, Inc. (the “Issuer”) outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Deborah P. Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,774,521(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,774,521(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,774,521(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.8%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

This number includes shares held by (a) the Foundation, a trust over which Deborah P. Lebowitz serves as a co-trustee, and (b) the LF Trust, a trust over which Deborah P. Lebowitz serves as a co-trustee.

(3)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons David Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,500(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,500(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,500(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held jointly by David Lebowitz and Amanda Lebowitz.
(3)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Amanda Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,500(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,500(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,500(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held jointly by David Lebowitz and Amanda Lebowitz.
(3)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Lauren Lebowitz Salem
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 40,000(1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 40,000(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,000(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Robert Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,000(1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,000(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,000(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Kathryn Lebowitz Silverberg
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 32,500(1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 32,500(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 32,500(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Andrew Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 65,000(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 65,000(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 65,000(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held by the AA Trust, a trust over which Andrew Lebowitz serves as a co-trustee.
(3)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Ashley Lebowitz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 65,000(1)(2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 65,000(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 65,000(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held by the AA Trust, a trust over which Ashley Lebowitz serves as a co-trustee.
(3)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons The Lebowitz Family Stock, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 150,100(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 150,100(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 150,100(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.4%(2)
12.	Type of Reporting Person (See Instructions) OO

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Lebowitz RCT, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 90,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 90,000(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 90,000(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%(2)
12.	Type of Reporting Person (See Instructions) PN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Lebowitz RCT, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 90,000(1)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 90,000(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 90,000(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%(2)
12.	Type of Reporting Person (See Instructions) CO

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Leonard S. Pearlstein
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 38,250(1)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 38,250(1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 38,250(1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%(2)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

CUSIP No. 85569C107

1.	Names of Reporting Persons Susan Pearlstein
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,000(1)(2)
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,000(1)(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,000(1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%(3)
12.	Type of Reporting Person (See Instructions) IN

(1)	The number of shares reported as beneficially owned as of December 31, 2018.
(2)	This number includes shares held by (a) The LSP Trust, a trust over which Susan Pearlstein serves as trustee, and (b) the LSP CP Trust, a trust over which Susan Pearlstein serves as trustee.
(3)

As of the date of this filing, based on 37,060,558 shares of the Issuer’s common stock outstanding as of October 31, 2018, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the U.S. Securities and Exchange Commission on November 9, 2018.

Item 1.

(a)	Name of Issuer

StarTek, Inc.

(b)	Address of Issuer’s Principal Executive Offices

8200 E. Maplewood Ave., Suite 100

Greenwood Village, Colorado 80111

Item 2.

(a)	Name of Person Filing

Steven D. Lebowitz

Deborah P. Lebowitz

David Lebowitz

Amanda Lebowitz

Lauren Lebowitz Salem

Robert Lebowitz

Kathryn Lebowitz Silverberg

Andrew Lebowitz

Ashley Lebowitz

The Lebowitz Family Stock, LLC

Lebowitz RCT, L.P.

Lebowitz RCT, Inc.

Leonard S. Pearlstein

Susan Pearlstein

(b)	Address of Principal Business Office or, if none, Residence

1333 Second Street, Suite 650

Santa Monica, CA 90401

(c)	Citizenship

Steven D. Lebowitz – United States

Deborah P. Lebowitz – United States

David Lebowitz – United States

Amanda Lebowitz – United States

Lauren Lebowitz Salem – United States

Robert Lebowitz – United States

Kathryn Lebowitz Silverberg – United States

Andrew Lebowitz – United States

Ashley Lebowitz – United States

The Lebowitz Family Stock, LLC – Delaware

Lebowitz RCT, L.P. – California

Lebowitz RCT, Inc. – California

Leonard S. Pearlstein – United States

Susan Pearlstein – United States

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

85569C107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d–1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d–1(b)(1)(ii)(J), please specify the type of institution:____________________________

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Steven D. Lebowitz: 2,216,871

Deborah P. Lebowitz: 1,774,521

David Lebowitz: 14,500

Amanda Lebowitz: 14,500

Lauren Lebowitz Salem: 40,000

Robert Lebowitz: 6,000

Kathryn Lebowitz Silverberg: 32,500

Andrew Lebowitz: 65,000

Ashley Lebowitz: 65,000

The Lebowitz Family Stock, LLC: 150,100

Lebowitz RCT, L.P.: 90,000

Lebowitz RCT, Inc.: 90,000

Leonard S. Pearlstein: 38,250

Susan Pearlstein: 6,000

(b)	Percent of class:

Steven D. Lebowitz: 6.0%

Deborah P. Lebowitz: 4.8%

David Lebowitz: 0.0%

Amanda Lebowitz: 0.0%

Lauren Lebowitz Salem: 0.1%

Robert Lebowitz: 0.0%

Kathryn Lebowitz Silverberg: 0.1%

Andrew Lebowitz: 0.2%

Ashley Lebowitz: 0.2%

The Lebowitz Family Stock, LLC: 0.4%

Lebowitz RCT, L.P.: 0.2%

Lebowitz RCT, Inc.: 0.2%

Leonard S. Pearlstein: 0.1%

Susan Pearlstein: 0.0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

Steven D. Lebowitz: 240,100

Deborah P. Lebowitz: 0

David Lebowitz: 0

Amanda Lebowitz: 0

Lauren Lebowitz Salem: 40,000

Robert Lebowitz: 6,000

Kathryn Lebowitz Silverberg: 32,500

Andrew Lebowitz: 0

Ashley Lebowitz: 0

The Lebowitz Family Stock, LLC: 0

Lebowitz RCT, L.P.: 0

Lebowitz RCT, Inc.: 0

Leonard S. Pearlstein: 38,250

Susan Pearlstein: 6,000

(ii)	Shared power to vote or to direct the vote

Steven D. Lebowitz: 1,774,521

Deborah P. Lebowitz: 1,774,521

David Lebowitz: 14,500

Amanda Lebowitz: 14,500

Lauren Lebowitz Salem: 0

Robert Lebowitz: 0

Kathryn Lebowitz Silverberg: 0

Andrew Lebowitz: 65,000

Ashley Lebowitz: 65,000

The Lebowitz Family Stock, LLC: 150,100

Lebowitz RCT, L.P.: 90,000

Lebowitz RCT, Inc.: 90,000

Leonard S. Pearlstein: 0

Susan Pearlstein: 0

(iii)	Sole power to dispose or to direct the disposition of

Steven D. Lebowitz: 240,100

Deborah P. Lebowitz: 0

David Lebowitz: 0

Amanda Lebowitz: 0

Lauren Lebowitz Salem: 0

Robert Lebowitz: 0

Kathryn Lebowitz Silverberg: 0

Andrew Lebowitz: 0

Ashley Lebowitz: 0

The Lebowitz Family Stock, LLC: 0

Lebowitz RCT, L.P.: 0

Lebowitz RCT, Inc.: 0

Leonard S. Pearlstein: 0

Susan Pearlstein: 0

(iv)	Shared power to dispose or to direct the disposition of

Steven D. Lebowitz: 1,976,771

Deborah P. Lebowitz: 1,774,521

David Lebowitz: 14,500

Amanda Lebowitz: 14,500

Lauren Lebowitz Salem: 40,000

Robert Lebowitz: 6,000

Kathryn Lebowitz Silverberg: 32,500

Andrew Lebowitz: 65,000

Ashley Lebowitz: 65,000

The Lebowitz Family Stock, LLC: 150,100

Lebowitz RCT, L.P.: 90,000

Lebowitz RCT, Inc.: 90,000

Leonard S. Pearlstein: 38,250

Susan Pearlstein: 6,000

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following    ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A

Item 8.	Identification and Classification of Members of the Group

See Exhibit B.

Item 9.	Notice of Dissolution of Group

N/A

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Steven D. Lebowitz		Andrew Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Deborah P. Lebowitz		Ashley Lebowitz

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

David Lebowitz		The Lebowitz Family Stock, LLC

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Amanda Lebowitz		Lebowitz RCT, L.P.

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Lauren Lebowitz Salem		Lebowitz RCT, Inc.

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Robert Lebowitz		Leonard S. Pearlstein

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Kathryn Lebowitz Silverberg		Susan Pearlstein

By:	/s/ Andrew Collins	By:	/s/ Andrew Collins
	Andrew Collins, Attorney-In-Fact		Andrew Collins, Attorney-In-Fact

Date: February 13, 2019

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit List

Exhibit A.    Joint Filing Agreement.

Exhibit B.    Item 8 Statement.

Exhibit C.    Power of Attorney.